Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-239664) and Form S-8 (No. 333-239033) of Sonim Technologies, Inc. of our report dated March 17, 2021, relating to the consolidated financial statements of Sonim Technologies, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Moss Adams LLP

Campbell, California

March 18, 2021